                              MUTUAL FUND AGREEMENT
                         FOR THE DELAWARE GROUP OF FUNDS



Gentlemen:

We are the national distributor for the Delaware Group of Funds with exclusive right to sell and distribute Fund shares. (The term "Funds" in this Agreement refers to each or any of the Funds that from time to time comprise the Delaware Group and for whom we act as distributor.) You have indicated that you wish to act as agent for your customers in connection with the purchase, sale and redemption of Fund shares and desire to provide certain services to your customers relating to their ownership of Fund shares, all in accordance with the terms of this Agreement.

AGENT FOR CUSTOMERS: In placing orders for the purchase and sale of Fund shares, you will be acting as agent for your customers and will not have any authority to act as agent for us, any of the Funds or any of our affiliates or representatives. Neither you nor any of your employees or agents are authorized to make any representations concerning the Funds or Fund shares except those contained in the then current "Prospectus" and in written information issued by the Fund or by us as a supplement to the Prospectus. In purchasing Fund shares your customers may rely on such authorized information.

OFFERING PRICE TO PUBLIC: Orders for shares received from you and accepted by the Fund or its agent, Delaware Service Co., Inc., will be at the public offering price applicable to each order as set forth in the Prospectus. The manner of computing the net asset value, the public offering price and the effective time of orders received from you are described in the Prospectus for each Fund. We reserve the right at any time, without notice, to suspend the sale of Fund shares or withdraw the public offering.


SALES, ORDERS AND CONFIRMATIONS: All orders must be made subject to confirmation. Your orders must be wired, telephoned or written to the Fund or its agent. You agree to place orders on behalf of your customers for the number of shares, and at the price, as in bona fide orders from your customers. We will not accept any conditional orders. We will send a written confirmation of each trade indicating that the trade was on a fully disclosed basis to your customer. It is agreed and understood that, whether shares are registered in the purchaser's name, in your name or in the name of your nominee, your customer will have full beneficial ownership of the Fund shares.

AGENCY FEES: On each order accepted by us for a Fund with a sales charge, we understand that you will charge your customer an agency commission or agency transaction fee ("agency fee") as set forth in the schedule of sales concessions and agency fees set forth in that Fund's Prospectus, as it may be amended from time to time. This fee shall be subject to the provisions of all terms set forth in the Prospectus for volume purchases and special plans and accounts (e.g. retirement plans, letters of intent, etc.) You will not receive from us a dealer's concession or similar allowance out of the sales charge. In accordance with interpretations by the Staff of the Securities and Exchange Commission (the "Commission"), the agency fee will be your sole charge to your customers for placing such orders. You may elect to make payments in either of two ways: (a) you may send us the public offering price for the Fund shares purchased less the amount of the agency fee due you or (b) you or your customer may send us the entire public offering price for the Fund shares and we will, on a periodic basis, remit to you the agency fee due. You will notify us in writing of which method of payment you elect. If any shares sold to your customer under the terms of this Agreement are repurchased by the Fund or by us, or are tendered to a Fund for redemption or repurchase, within seven (7) business days after the date of the confirmation of the original purchase order, you will promptly refund to us full agency fee paid or allowed to you on such shares.

PAYMENT AND ISSUANCE OF CERTIFICATES: Regardless of the payment method elected, Fund shares purchased by you for your customers hereunder shall be paid for in full by check payable to the Fund at its office within three business days after our acceptance of your order. If not so paid, the Fund reserves the right, without notice, to cancel the sale and to hold you responsible for any loss, including lost profit, sustained by us or the Fund in consequence. Certificates representing Fund shares will not be issued unless a specific request is received from you or your customer. Certificates, if requested, will be issued in the names indicated by registration instructions accompanying payment.

REDEMPTION: The Prospectus describes the provisions whereby the Fund, under all ordinary circumstances, will repurchase its shares from shareholders on demand. You agree that you will not make any representations to shareholders relating to the purchase of their Fund shares other than the statements contained in the Prospectus and the underlying organizational documents of the Fund, to which it refers, and that you will quote to your customers as the redemption price only the price determined by the Fund.

12b-1 PLAN: With respect to any Fund that has a Distribution Plan under Rule 12b-1 (a "12b-1Plan") of the Investment Company Act of 1940 (the "1940 Act"), we expect you will provide shareholder and administrative services to your customers who own Fund shares, such as: answering inquiries regarding the Fund; assisting in changing dividend options, account designations and addresses; establishing and maintaining shareholder accounts and records; arranging for bank wires; or such other services as the Fund may require to the extent permitted by applicable statutes, rules or regulations. You will promptly answer all written complaints received by you relating to Fund accounts or promptly forward such complaints to us and assist us in answering such complaints. For such services we will pay you a fee as set by us from time to time, based on a portion of the net asset value of the accounts of your clients in the Fund. We are permitted to make this payment under the terms of the 12b-1 Plan adopted by certain of the Funds, as such 12b-1 Plans may be in effect from time to time. Each Fund reserves the right, at any time, to suspend payments under its 12b-1 Plan. You will furnish the Fund and us with such information as may be reasonably requested by the Fund or its directors or trustees or by us with respect to fees paid to you pursuant to this Agreement. In accordance with interpretations and rulings to the Staff of the Commission, you will not charge your customers any fees for services for which you are being compensated under a 12b-1 Plan of a Fund.

SALES OF NO-LOAD - NON 12b-1 PLAN FUNDS: In connection with any orders placed by you on behalf of your customers for shares of Funds that do not charge a sales load and do not have a 12b-1 Plan, we understand that you may charge your customers a limited service or transaction fee, in accordance with interpretations and rulings of the Staff of the Commission.

LEGAL COMPLIANCE: This Agreement and any transaction with or payment to you pursuant to the terms hereof is conditioned on your representation to us that, as of the date of this Agreement you are and at all times during its effectiveness you will be (a) a registered broker-dealer under the Securities Exchange Act of 1934 and qualified under applicable state securities laws, if any, to act as a broker or dealer in securities, and a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"); or (b) a "bank" as defined in Section 3(a)(6) of the Securities and Exchange Act of 1934 (or other financial institution) and not otherwise required to register as a broker or dealer under such Act. You agree to notify us promptly in writing if this representation ceases to be true. You also agree that you will comply with the rules of the NASD including, in particular, Sections 2 and 26 of Article III thereof, to the extent applicable, that you will maintain adequate records with respect to your customers and their transactions, and that such transactions will be without recourse against you by your customers. We recognize that, in addition to applicable provisions of state and federal securities laws, you may be subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities by federal and state chartered and supervised financial institutions and their affiliated organizations. Because you will be the only one having a direct relationship with the customer, you will be responsible in that relationship for insuring compliance with all laws and regulations, including those of all applicable federal and state regulatory authorities and bodies having jurisdiction over you or your customers to the extent applicable to securities purchases hereunder.

BLUE SKY MATTERS: We shall have no obligation or responsibility with respect to your right to sell Fund shares in any state or jurisdiction. From time to time we shall furnish you with information identifying the states under the securities laws of which it is believed a Fund's shares may be sold. You will not transact orders for Fund shares in states which we indicate Fund shares may not be sold.

LITERATURE: We will furnish you with copies of each Fund's Prospectus, sales literature and other information made publicly available by the Fund, in reasonable quantities upon your request. We shall file Fund sales literature and promotional material with the NASD and SEC as required. You may not publish or use any sales literature or promotional material with respect to the Funds without our prior review and written approval.

CUSTOMERS: The name of your customers will remain your sole property and will not be used by us except for servicing or informational mailings and other correspondence in the normal course of business.

NOTICES AND COMMUNICATIONS: All communications from you should be addressed to us at 1818 Market Street, Philadelphia, PA 19103. Any notice from us to you shall be deemed to have been duly given if mailed or telegraphed to you at the address set forth above. Each of us may change the address to which notices shall be sent by notice to the other in accordance with the terms hereof.

TERMINATION: This Agreement may be terminated by either party at any time by written notice to that effect. Notwithstanding the termination of this Agreement, you shall remain liable for any amounts otherwise owing to us or the Fund and for your portion of any transfer tax or other liability which may be asserted or assessed against the Fund, us or any one or more of our dealers, based upon the claim that you and such dealers or any of them constitute a partnership, an unincorporated business or other separate entity.

AMENDMENT: This Agreement may be amended or revised at any time by us upon notice to you and, unless you promptly notify us in writing to the contrary, you will be deemed to have accepted such modifications.

GENERAL: Your acceptance hereof will constitute an obligation on your part to observe all the terms and conditions hereof. In the event you breach any of the terms and conditions of this Agreement, you will indemnify us, the Funds, and our affiliates for any damages, losses, costs and expenses (including reasonable attorneys' fees) arising out of or relating to such breach. Nothing contained herein shall constitute you, us and any dealers an association or partnership. All references in this Agreement to the "Prospectus" include the Statement of Additional Information incorporated by reference therein and any stickers or supplements thereto, provided that any requirement in this Agreement to deliver a copy of the Prospectus shall not include the Statement of Additional Information unless requested by the customer. This Agreement is to be construed in accordance with the laws of the State of Delaware.

Please confirm this Agreement by executing one copy of this Agreement below and returning it to us. Keep the enclosed duplicate copy for your records.


Date:                                    DELAWARE DISTRIBUTORS, L.P.
     ----------------------------
                                         BY:  DELAWARE DISTRIBUTORS, INC.
                                              General Partner


                                         BY:
                                            --------------------------------
Accepted and Agreed to:


---------------------------------
         (Name of Firm)


BY:
   ------------------------------
         Name:
         Title: